Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BETWEEN

THE TIMKEN COMPANY

AND

TIMKENSTEEL CORPORATION

Dated June 30, 2014

1

Exhibit 2.1
TABLE OF CONTENTS

ARTICLE I DEFINITIONS 1

1.1	Certain Definitions 1

ARTICLE II	THE SEPARATION 15

2.1	Reorganization; Transfer of Assets and Assumption of Liabilities 15

2.2	Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution 16

2.3	Termination of Agreements 17

2.4	Novation of TimkenSteel Liabilities 18

2.5	Novation of Bearings Liabilities 19

2.6	Capital Contribution 19

2.7	Timken Credit Facilities 20

2.8	Disclaimer of Representations and Warranties 20

ARTICLE III	THE DISTRIBUTION 21

3.1	Actions Prior to the Distribution 21

3.2	Conditions to Distribution 22

3.3	The Distribution 23

3.4	Fractional Shares 24

3.5	Sole Discretion of the Timken Board 24
ARTICLE IV FURTHER ASSURANCES; ADDITIONAL INFORMATION        24

4.1	Further Assurances 24

4.2	Certain Shared Contracts 25

4.3	Misdirected Customer Payments and Deductions; Other Receivables Matters 26

4.4	Insurance Matters 27

ARTICLE V	RELEASE; INDEMNIFICATION; AND GUARANTEES 28

5.1	Release of Pre‑Distribution Claims 28

5.2	Shared Liabilities 30

5.3	Indemnification by TimkenSteel 30

5.4	Indemnification by Bearings 31

5.5	Claim Procedure 31

5.6	Environmental Claim Procedures and Limitations 32

5.7	Third‑Party Claims 35

5.8	Indemnification Obligations Net of Insurance Proceeds and Other Amounts 37

5.9	Indemnification Obligations Net of Taxes 39

5.10	Remedies Cumulative; Limitations of Liability 40

5.11	Survival of Indemnities 40

ARTICLE VI	EXCHANGE OF INFORMATION; LITIGATION MANAGEMENT; CONFIDENTIALITY 40

6.1	Agreement for Exchange of Information 40

6.2	Access to Information 41

6.3	Litigation Management and Support; Production of Witnesses 41

6.4	Reimbursement 42

6.5	Retention of Records 42

6.6	Privileged Information 42

6.7	Confidentiality 44

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Exhibit 2.1
TABLE OF CONTENTS

6.8	Joint Defense 44

ARTICLE VII	DISPUTE RESOLUTION 45

7.1	Dispute Process 45

7.2	Informal Dispute Resolution 45

7.3	Arbitration 46

7.4	Interim Relief 47

7.5	Remedies; Failure of a Party to Comply with Dispute Resolution Process 47

7.6	Expenses 47

7.7	Continuation of Services and Commitments 47

ARTICLE VIII	MISCELLANEOUS 48

8.1	Coordination with Ancillary Agreements; Conflicts 48

8.2	Expenses 48

8.3	Termination 48

8.4	Amendment and Modification 48

8.5	Waiver 48

8.6	Notices 49

8.7	Entire Agreement 49

8.8	No Third‑Party Beneficiaries 50

8.9	Governing Law 50

8.10	Assignment 50

8.11	Severability 50

8.12	Payment 50

8.13	Rules of Construction 51

8.14	Counterparts 51

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Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 30, 2014 (this “Agreement”), is between The Timken Company, an Ohio corporation (“Timken”), and TimkenSteel Corporation, an Ohio corporation (“TimkenSteel”). Timken and TimkenSteel are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.
RECITALS
A.Timken, acting through itself and its direct and indirect Subsidiaries, currently conducts the Steel Business and the Bearings Business.
B.The Timken Board has determined that it is in the best interests of Timken and the Timken Shareholders to separate into two publicly traded companies: (1) Timken, which will continue to conduct, directly and through its Subsidiaries, the Bearings Business, and (2) TimkenSteel, which will continue to conduct, directly and through its Subsidiaries the Steel Business.
C.To effect the Reorganization and the Distribution (each as defined herein), (1) Timken or other Bearings Entities have contributed or will contribute its interests in the TimkenSteel Assets to a member of the TimkenSteel Group, (2) TimkenSteel or another TimkenSteel Entity has assumed or will assume the TimkenSteel Liabilities, and (3) Timken or another Bearings Entity has retained or assumed, or will retain or assume, the Bearings Liabilities.
D.On the Distribution Date and subject to the terms and conditions of this Agreement, Timken will distribute to the Record Holders, on a pro rata basis, all the outstanding common shares, without par value, of TimkenSteel (“TimkenSteel Common Shares”) then owned by Timken (the “Distribution”).
E.For U.S. federal income tax purposes, it is intended that (1) the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code, (2) the Distribution will be tax‑free under Section 355 of the Code, (3) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (4) Timken and TimkenSteel will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

1.1    Certain Definitions. The following terms, as used herein, have the following meanings:

Exhibit 2.1

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” of a Person means a Person that controls, is controlled by, or is under common control with such Person, provided, however, that for purposes of this Agreement and the Ancillary Agreements (except as otherwise provided in any such Ancillary Agreement), none of the Bearings Entities will be deemed to be an Affiliate of any TimkenSteel Entity and none of the TimkenSteel Entities will be deemed to be an Affiliate of any Bearings Entity. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.
“Agent” means Wells Fargo Bank, N.A.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Employee Matters Agreement, the Trademark License Agreement, the Supply Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Technology License Agreement, the R&D Collaboration Agreement, the Data Center Agreement, the Noncompetition Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including the Reorganization.
“Applicable Bearings Proportion” means (a) with respect to any Shared Liability, other than any Shared Liability relating to Former Oil House Shared Liabilities, sixty‑five percent (65%); and (b) with respect to Former Oil House Shared Liabilities, fifty percent (50%).
“Applicable Proportion” means (a) as to TimkenSteel, the Applicable TimkenSteel Proportion, and (b) as to Timken, the Applicable Bearings Proportion.
“Applicable TimkenSteel Proportion” means (a) with respect to any Shared Liability, other than any Shared Liability relating to Former Oil House Shared Liabilities, thirty‑five percent (35%); and (b) with respect to Former Oil House Shared Liabilities, fifty percent (50%).
“Assets” means with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any Contract, permit, concession, franchise, understanding or other arrangement and any rights or benefits pursuant to any Action.

Exhibit 2.1

“Bearings Asbestos Liability” means any actual or alleged Liability (a) arising out of or attributable to actual or alleged personal injuries asserted by a Person (whether prior to or after the Distribution Date) resulting from the actual or alleged manufacture, sale or distribution of products containing asbestos in connection with the Bearings Business prior to the Distribution Date or (b) arising out of the actual or alleged exposure prior to the Distribution Date of any humans to asbestos in connection with any Bearings Asset or present at any real property owned, leased or occupied by any member of either Group (or any of their respective Predecessors) and used in connection with the operation or conduct of the Bearings Business prior to the Distribution, in the case of clauses (a) and (b), to the extent that a workers’ compensation program does not apply to such Person’s injuries, and further, in the case of clauses (a) and (b), to the extent it can be determined by a preponderance of the evidence that the actual or alleged Liability arises from the Bearings Business or Bearings Assets and is not attributable for any portion to the Steel Business or any TimkenSteel Assets.
“Bearings Assets” means any Assets owned by Timken or any of its Subsidiaries, other than any TimkenSteel Assets.
“Bearings Business” means (a) the business and operations conducted by Timken and its Subsidiaries prior to the Distribution comprising what is referred to in the Timken 10‑K as the Mobile Industries, Process Industries, and Aerospace segments; (b) any other business (other than the Steel Business) directly conducted by any member of the Bearings Group as of or prior to the Distribution; and (c) any business operation or assets that, at the time they were discontinued or sold, were not part of the Steel business as then reported in the Timken 10-K.
“Bearings Entities” means the members of the Bearings Group.
“Bearings Group” means Timken and each of its direct or indirect Subsidiaries that is not a member of the TimkenSteel Group, and each Person that is or becomes a member of the Bearings Group after the Distribution, including any Person that is or was merged into Timken or any such direct or indirect Subsidiary.
“Bearings Indemnified Parties” has the meaning set forth in Section 5.3.
“Bearings Liabilities” means:
(a)     all Liabilities of Timken and the other Bearings Entities, other than any TimkenSteel Liabilities or Shared Liabilities;
(b)     all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Disclosure Documents relating to the Bearings Business;

Exhibit 2.1

(c)    all Bearings Asbestos Liabilities;
(d)    the costs and expenses allocated to Timken pursuant to Section 8.2;
(e)     the Applicable Bearings Proportion of any Shared Liability;
(f)     all Liabilities assumed by or allocated to any member of the Bearings Group pursuant to the Employee Matters Agreement; and
(g)    all Liabilities to the extent relating to, arising out of or resulting from (except as provided in the Employee Matters Agreement):
(i)     the operation or conduct of the Bearings Business as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Bearings Business);
(ii)     the operation or conduct of the Bearings Business conducted by any member of the Bearings Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act was within such person’s authority)); and
(iii)     any Bearings Asset.
For the avoidance of doubt, the Bearings Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt: (i) the designation in this Agreement of any Liability as a Bearings Liability will be binding on the Bearings Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more TimkenSteel Entities; and (ii) except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as Bearings Liabilities, Shared Liabilities or TimkenSteel Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.
“Bearings Portion” has the meaning set forth in Section 4.2.
“Bearings Receivables” has the meaning set forth in Section 4.3(a).
“Business” means the Steel Business or the Bearings Business, as the context requires.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.
“CERCLA” has the meaning set forth in Section 5.10.

Exhibit 2.1

“Claim Notice” has the meaning set forth in Section 5.5(a).
“Claimed Amount” has the meaning set forth in Section 5.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 6.7(a).
“Consents” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person.
“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, license, sales order, purchase order, note, mortgage, indenture, or legally binding arrangement, whether written or oral.
“Contribution Agreement” means the Contribution, Assignment and Assumption Agreement, dated April 1, 2014, between Timken and TimkenSteel.
“Controlling Party” has the meaning set forth in Section 5.7(c)(ii).
“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.
“Data Center Agreement” means the Data Center Facilities Management Services Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“Disclosure Documents” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Reorganization or the TimkenSteel Group or primarily relates to the transactions contemplated hereby.
“Dispute” has the meaning set forth in Section 7.1(a).
“Dispute Notice” has the meaning set forth in Section 7.2(a).
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” means the date, determined by the Timken Board, on which the Distribution occurs.

Exhibit 2.1

“Distribution Ratio” means the number TimkenSteel Common Shares to be distributed in respect of each Timken Common Share in the Distribution, which ratio will be determined by the Timken Board prior to the Record Date.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“Environment” means ambient air, indoor air, surface water, groundwater, stream sediments, wetlands, soil and subsurface strata.
“Environmental Law” means any Law relating to (a) human or occupational health and safety with respect to exposure to Hazardous Materials; (b) protection of the Environment and natural resources; or (c) the generation, manufacture, processing, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, handling, Release or threatened Release of any Hazardous Material.
“Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged by a Third Party (i) noncompliance with any Environmental Law, or (ii) presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“FIFO Basis” means, with respect to the payment of insurance claims pursuant to the same policy, the payment in full of each successful claim (regardless of whether a Bearings Entity or a TimkenSteel Entity is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable policy is met.
“Finally Determined” means, with respect to any Action or threatened Action, that the outcome or resolution of that Action or threatened Action has either (a) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (b) been settled or voluntarily dismissed and, in the case of each of clauses (a) and (b), the claimants’ rights to maintain that Action or threatened Action have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

Exhibit 2.1

“Form 10” means the registration statement on Form 10 filed by TimkenSteel with the SEC to effect the registration of TimkenSteel Common Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.
“Former Canton Bearings Plant” means the location identified on the site plan attached to Schedule 1.1(A) as the “Former Canton Bearing Plant”.
“Former Gambrinus Bearings Plant” means the location identified on the site plan attached to Schedule 1.1(A) as the “Former Gambrinus Bearing Plant”.
“Former Oil House” means the location identified on the site plan attached to Schedule 1.1(A) as the “Former Oil House Facility”.
“Former Oil House Shared Liability” means any pre‑Distribution violations of Environmental Law or pre‑Distribution Releases of or pre‑Distribution exposure of humans to Hazardous Materials at the Former Oil House (excluding any migration of Releases of Hazardous Materials to the Former Oil House from any other TimkenSteel Asset).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governance Committee” has the meaning set forth in Section 7.1(b).
“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).
“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Group” means the TimkenSteel Group or the Bearings Group, as the context requires.
“Hazardous Materials” means (a) any petroleum or petroleum products, radiation or radioactive materials, asbestos or asbestos‑containing materials or polychlorinated biphenyls (PCBs), and (b) any chemicals, materials, substances or wastes that are defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants” or words of similar import, under any Environmental Law.
“Indemnified Party” has the meaning set forth in Section 5.5(a).
“Indemnifying Party” has the meaning set forth in Section 5.5(a).

Exhibit 2.1

“Information” means all records, books, Contracts, instruments, computer data and other data and information.
“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent or otherwise made available to each Timken Shareholder in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.
“Insurance Proceeds” means those monies received by or on behalf of an insured from a Third Party insurance carrier or paid by a Third Party insurance carrier on behalf of the insured net of any self‑insured retention, deductible or other form of self‑insurance.
“Intercompany Agreement” means any Contract between or among one or more TimkenSteel Entities, on the one hand, and one or more Bearings Entities, on the other hand. Notwithstanding the foregoing, “Intercompany Agreement” will not include this Agreement, any Ancillary Agreements or any other Contract or other instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any TimkenSteel Entities and Bearings Entities that would otherwise constitute an Intercompany Agreement pursuant to this definition.
“JAMS” means Judicial Arbitration and Mediation Services, Inc.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.
“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP. Notwithstanding the foregoing, “Liability” will not include any Liability governed by the Tax Sharing Agreement.
“Litigation Matters” has the meaning set forth in Section 6.6(a)(ii).
“Managing Party” has the meaning set forth in Section 5.2(a).
“Mediation Period” has the meaning set forth in Section 7.2(f).
“Misdirected Bearings Deductions” has the meaning set forth in Section 4.3(a).
“Misdirected Bearings Payments” has the meaning set forth in Section 4.3(a).
“Misdirected Invoice” has the meaning set forth in Section 4.3(d).

Exhibit 2.1

“Misdirected TimkenSteel Deductions” has the meaning set forth in Section 4.3(a).
“Misdirected TimkenSteel Payments” has the meaning set forth in Section 4.3(a).
“Non‑controlling Party” has the meaning set forth in Section 5.7(c)(ii).
“Non‑Managing Party” means, as between TimkenSteel and Timken, the Party that is not the Managing Party with respect to any Shared Liability.
“Noncompetition Agreement” means the Noncompetition Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“NYSE” means the New York Stock Exchange.
“Party” has the meaning set forth in the Preamble.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Predecessor” means an entity whose rights, interests, assets, obligations, liabilities and duties the current entity has assumed, either through acquisition, merger or by operation of law.
“Privileged Information” has the meaning set forth in Section 6.6(a)(i).
“Record Date” means 5:00 p.m. Eastern time on the date determined by the Timken Board as the record date for determining the Timken Shareholders entitled to receive TimkenSteel Common Shares in the Distribution.
“Record Holders” means the Timken Shareholders on the Record Date.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
“Remedial Action” means any actions or measures to (i) cleanup, remove, treat, investigate, monitor, assess, evaluate, contain, or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger, or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre‑remedial studies and investigations and post‑remedial monitoring and care; or (iv) otherwise address or respond to a Release or threatened Release of Hazardous Materials.
“Reorganization” means the transactions contemplated in the Contribution Agreement.

Exhibit 2.1

“R&D Collaboration Agreement” means the Research and Development Collaboration Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“Retained Information” has the meaning set forth in Section 6.5.
“SEC” means the Securities and Exchange Commission.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right‑of‑way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.
“Separation” means (a) the Reorganization, (b) any other actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.
“Shared Asbestos Liability” means any actual or alleged Liability (a) arising out of or attributable to actual or alleged personal injuries asserted by a Person (whether prior to or after the Distribution Date) resulting from the actual or alleged manufacture, sale or distribution of products containing asbestos by any member of either Group (or any of their respective Predecessors) prior to the Distribution Date or (b) arising out of the actual or alleged exposure prior to the Distribution Date of any humans to asbestos in connection with any Bearings Asset or TimkenSteel Asset or present at any real property owned, leased or occupied by any member of either Group (or any of their respective Predecessors) prior to the Distribution, in the case of clauses (a) and (b), to the extent that a workers’ compensation program does not apply to such Person’s injuries, and further, in the case of clauses (a) and (b), only to the extent it cannot be determined by a preponderance of the evidence whether the actual or alleged Liability arises from either (i) the Steel Business or TimkenSteel Assets or (ii) the Bearings Business or Bearings Assets.
“Shared Contract” means any Contract of any member of either Group (a) that relates to both the Steel Business and the Bearings Business and (b) either (i) that the Parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such Contract prior to the Distribution, but were not able to do so prior to the Distribution, or (ii) the existence of which either Party discovers prior to the date that is 12 months after the Distribution and had the Parties given specific consideration to such Contract they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such Contract.
“Shared Liability” means any of the following:
(a)    any Liability relating to, arising out of or resulting from:

Exhibit 2.1

(i)    any Action by any Third Party, including any shareholder derivative action or securities class action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any item included in clause (b) of the definition of “TimkenSteel Liabilities” or clause (b) of the definition of “Bearings Liabilities”;
(ii)    any shareholder derivative action or securities class action (A) brought by any current or former equity security holder of Timken and (B) arising exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Distribution, irrespective of the facts alleged, including any information contained in the sections of the Information Statement set forth on Schedule 1.1(B), but excluding any item included in clause (b) of the definition of “TimkenSteel Liabilities” or clause (b) of the definition of “Bearings Liabilities”; and
(iii)    any Action by any Third Party with respect to any Split Plan (as defined in the Employee Matters Agreement) (A) that arises from an act, omission, or event that occurred prior to the Distribution, (B) that is not otherwise TimkenSteel Litigation or litigation that is readily attributable to a Bearings Entity, and (C) the Liability of which cannot be readily attributed to Bearings Employees, TimkenSteel Employees, Former TimkenSteel Business Employees and/or Former Bearings Business Employees (each as defined in the Employee Matters Agreement);
(b)    any Shared Asbestos Liability; and
(c)    any Former Oil House Shared Liability.
For the avoidance of doubt, Shared Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as Bearings Liabilities, Shared Liabilities or TimkenSteel Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.
“Steel Business” means (a) the business and operations conducted by Timken and its Subsidiaries prior to the Distribution comprising what is referred to in the Timken 10‑K as the Steel segment; (b) any other business directly conducted by any member of the TimkenSteel Group primarily through the use of TimkenSteel Assets as of or prior to the date of the Distribution; and (c) any business operation or assets that, at the time they were discontinued or sold, were part of the Steel business as then reported in the Timken 10-K.
“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or

Exhibit 2.1

ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.
“Supply Agreement” means the Supply Agreement, dated as of the date of this Agreement, between the TimkenSteel Entities and the Bearings Entities named therein, as may be amended or modified from time to time.
“Tax” has the meaning set forth in the Tax Sharing Agreement.
“Tax Advisor” means Covington & Burling LLP.
“Tax Benefits” has the meaning set forth in Section 5.9.
“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date of this Agreement between TimkenSteel and Timken, as may be amended or modified from time to time.
“Third Party” has the meaning set forth in Section 5.7(a).
“Third Party Former Bearings Plant Purchaser” has the meaning set forth in Section 5.6(e).
“Third‑Party Claim” has the meaning set forth in Section 5.7(a).
“Timken” has the meaning set forth in the Preamble.
“Timken 10‑K” means any Timken Annual Report on Form 10‑K, including for the fiscal year ended December 31, 2013, and all prior fiscal years.
“Timken Accounts Receivable Facility” means the Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2012, by and among: Timken Receivables Corporation; The Timken Corporation; the purchasers from time to time parties thereto; SunTrust Bank and the Bank of Tokyo‑Mitsubishi UFJ, Ltd., New York Branch.
“Timken Board” means the board of directors of Timken or an authorized committee thereof.
“Timken Common Shares” means the common stock, without par value, of Timken.
“Timken Credit Facilities” means the (i) Second Amended and Restated Credit Agreement, dated as of May 11, 2011, by and among: The Timken Company together with certain of its Subsidiaries as Guarantors; Bank of America, N.A. and KeyBank National Association as Co‑Administrative Agents; KeyBank National Association as

Exhibit 2.1

Paying Agent, L/C Issuer and Swing Line Lender; and the other lenders party thereto and (ii) the Timken Accounts Receivable Facility.
“Timken Retained Steel Receivables” means any accounts receivable (and related security and collections thereon) relating to the Steel Business that were originated by Timken or any of its direct or indirect Subsidiaries prior to May 1, 2014 and were retained by Timken or another Bearings Entity and not included in the TimkenSteel Receivables.
“Timken Shareholders” means the shareholders of Timken.
“TimkenSteel” has the meaning set forth in the Preamble.
“TimkenSteel Asbestos Liability” means any actual or alleged Liability (a) arising out of or attributable to actual or alleged personal injuries asserted by a Person (whether prior to or after the Distribution Date) resulting from the actual or alleged manufacture, sale or distribution of products containing asbestos in connection with the Steel Business prior to the Distribution Date or (b) arising out of the actual or alleged exposure prior to the Distribution Date of any humans to asbestos in connection with any TimkenSteel Asset or present at any real property owned, leased or occupied by any member of either Group (or any of their respective Predecessors) and used in connection with the operation or conduct of the Steel Business prior to the Distribution, in the case of clauses (a) and (b), to the extent that a workers’ compensation program does not apply to such Person’s injuries, and further, in the case of clauses (a) and (b), to the extent it can be determined by a preponderance of the evidence that the actual or alleged Liability arises from the Steel Business or TimkenSteel Assets and is not attributable for any portion to the Bearings Business or any Bearings Assets. Without limiting the generality of the foregoing, “TimkenSteel Asbestos Liabilities” include those matters set forth on Schedule 1.1(C).
“TimkenSteel Assets” means, collectively, the Assets set forth on Schedule 1.1(D).
“TimkenSteel Balance Sheet” means the unaudited pro forma consolidated balance sheet of TimkenSteel, including the notes thereto, as of June 30, 2014.
“TimkenSteel Common Shares” has the meaning set forth in the Recitals.
“TimkenSteel Entities” means the members of the TimkenSteel Group.
“TimkenSteel Group” means TimkenSteel and each Person that will be a direct or indirect Subsidiary of TimkenSteel immediately prior to the Distribution (but after giving effect to the Reorganization), including the entities set forth on Schedule 1.1(E), and each Person that is or becomes a member of the TimkenSteel Group after the Distribution, including in all circumstances any Person that is or was merged into TimkenSteel or any such direct or indirect Subsidiary of TimkenSteel.

Exhibit 2.1

“TimkenSteel Indemnified Parties” has the meaning set forth in Section 5.4.
“TimkenSteel Liabilities” means:
(a)     all Liabilities of TimkenSteel and the other TimkenSteel Entities;
(b)     all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Disclosure Documents relating to the Steel Business;
(c)    all TimkenSteel Asbestos Liabilities;
(d)    the costs and expenses allocated to TimkenSteel pursuant to Section 8.2;
(e)     the Applicable TimkenSteel Proportion of any Shared Liability;
(f)    all Liabilities assumed by or allocated to any member of the TimkenSteel Group pursuant to the Employee Matters Agreement;
(g)     all Liabilities relating to, arising out of or resulting from any TimkenSteel Litigation;
(h)    all Liabilities to the extent relating to, arising out of or resulting from (except as provided in the Employee Matters Agreement):
(i)     the operation or conduct of the Steel Business as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Steel Business);
(ii)     the operation or conduct of the Steel Business conducted by any member of the TimkenSteel Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act was within such person’s authority)); and
(iii)     any TimkenSteel Asset;
(i)     all Environmental Liabilities relating to, arising out of or resulting from:
(i)     any TimkenSteel Asset, including any such real property interests;
(ii)     the operation or conduct of the Steel Business at any time, including as related to any property to the extent formerly owned, leased or operated in connection with the Steel Business; or

Exhibit 2.1

(iii)     any locations at which any Hazardous Materials generated by, from or in connection with the Steel Business or any TimkenSteel Asset have been transported for treatment, storage, disposal or recycling; and
(j)    all Liabilities assumed by or allocated to any member of the TimkenSteel Group pursuant to the Contribution Agreement;
(k)     all Liabilities reflected as liabilities or obligations on the TimkenSteel Balance Sheet.
For the avoidance of doubt, the TimkenSteel Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt: (i) the designation in this Agreement of any Liability as a TimkenSteel Liability will be binding on the TimkenSteel Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more Bearings Entities; and (ii) except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as Bearings Liabilities, Shared Liabilities or TimkenSteel Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.
“TimkenSteel Litigation” means the matters set forth on Schedule 1.1(F).
“TimkenSteel Portion” has the meaning set forth in Section 4.2.
“TimkenSteel Receivables” means accounts receivable relating to the Steel Business that were originated by Timken or any of its direct or indirect Subsidiaries on or after May 1, 2014.
“Trademark License Agreement” means the Trademark Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“Technology License Agreement” means the Technology Agreement, dated as of the date of this Agreement, between TimkenSteel and Timken, as may be amended or modified from time to time.
“Transition Services Agreement” means the Transition Services Agreement, dated as of the date of this Agreement between TimkenSteel and Timken, as may be amended or modified from time to time.
“Unpaid Timken Retained Steel Receivable” means any Timken Retained Steel Receivable as to which payment, or part thereof, remains unpaid as of the Distribution Date.
ARTICLE II
THE SEPARATION

Exhibit 2.1

2.1    Reorganization; Transfer of Assets and Assumption of Liabilities.
(a)    Prior to the Distribution, the Parties will cause the Reorganization to be completed, and will, and will cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the Reorganization.
(b)    Prior to the Distribution, the Parties will, and will cause their respective Subsidiaries to:
(i)    execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more TimkenSteel Entities all of the right, title and interest of the Bearings Group in and to all TimkenSteel Assets and (B) transfer to one or more Bearings Entities all of the right, title and interest of the TimkenSteel Group in and to all Bearings Assets; and
(ii)    take all actions necessary to (A) cause one or more TimkenSteel Entities to assume all of the TimkenSteel Liabilities to the extent such TimkenSteel Liabilities would otherwise remain obligations of any member of the Bearings Group and (B) cause one or more Bearings Entities to assume all of the Bearings Liabilities to the extent such Bearings Liabilities would otherwise remain obligations of any member of the TimkenSteel Group.
(c)    Nothing in this Agreement or any Ancillary Agreement will be deemed to transfer any insurance policy.
2.2    Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution.
(a)    To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires Consent, the Parties will use reasonable best efforts to obtain such Consent.
(b)    To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the Parties will use reasonable best efforts to effect, and will use reasonable best efforts to cause the other members of their Group to effect, such transfers as soon after the Distribution as practicable.
(c)    Nothing in this Agreement or any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot or should not be transferred. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the Party retaining such Asset will thereafter hold such Asset for the use and benefit of the Party entitled to it (at the expense of the Party entitled to it, except as

Exhibit 2.1

provided in the Employee Matters Agreement) and (ii) except as provided in the Employee Matters Agreement, the Party intended to assume such Liability will, or will cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts reasonably paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the Party entitled to such Asset or by the Party intended to assume such Liability in order to place such Party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated by this Agreement or by any Ancillary Agreement and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing three sentences, as of the Distribution, each Party will be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.
(d)    If and when the applicable Consents and/or conditions referred to herein are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.
(e)    Except as provided in the Employee Matters Agreement, the Party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(c) or otherwise will not be obligated, in connection with this Section 2.2, to expend any money or take any action that would require the expenditure of money unless the Party entitled to such Asset or the Party intended to assume such Liability advances the necessary funds or enters into a written agreement with the retaining Party to be responsible for such expenditure.
(f)    From and after the Distribution, the Parties agree to treat, for income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.2(c) as owned by the member of the Group to which such Asset or Liability was intended to be transferred. The Parties will not take any position inconsistent with this Section 2.2(f) unless otherwise required by applicable Law.
2.3    Termination of Agreements.
(a)    Except as set forth in Section 2.3(b), the TimkenSteel Entities, on the one hand, and the Bearings Entities, on the other hand, hereby terminate any and

Exhibit 2.1

all Intercompany Agreements, effective as of the Distribution. No terminated Intercompany Agreement (including any provision thereof that purports to survive termination) will be of any further force or effect from and after the Distribution. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the provisions of this Section 2.3(a). The Parties, on behalf of the members of their respective Group, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.
(b)    The provisions of Section 2.3(a) will not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):
(i)    any Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution;
(ii)    any Intercompany Agreement set forth on Schedule 2.3(b)(ii); and
(iii)    any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices.
(c)    Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, the relevant Bearings Entities and the TimkenSteel Entities will satisfy all intercompany receivables, payables, loans and other accounts between any Bearings Entity, on the one hand, and any TimkenSteel Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Reorganization no later than the Distribution by (i) forgiveness by the relevant obligee or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case, as determined by Timken.
2.4    Novation of TimkenSteel Liabilities.
(a)    Each of TimkenSteel and Timken, at the written request of the other Party within 12 months after the Distribution, will use reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any Contracts, Governmental Orders and other obligations or Liabilities of any nature whatsoever that constitute TimkenSteel Liabilities, or to obtain in writing the unconditional release of all Bearings Entities thereunder, so that, in any such case, TimkenSteel and the other TimkenSteel Entities will be solely responsible for such TimkenSteel Liabilities; provided, however, that the Party receiving the request will not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.4 to the extent such action would result in an undue burden

Exhibit 2.1

on such Party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.
(b)    If TimkenSteel or Timken is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable Bearings Entity will continue to be bound by the applicable underlying Contract, Governmental Order or other obligation or other Liability and, unless not permitted by Law or the terms thereof, TimkenSteel will, or will cause another TimkenSteel Entity to, as agent or subcontractor for such Bearings Entity, pay, perform and discharge fully all the obligations or other Liabilities of such Bearings Entity thereunder. TimkenSteel will indemnify each Bearings Indemnified Party and hold it harmless against, or will cause its applicable Subsidiary to indemnify the applicable Bearings Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. Timken will pay and remit, or cause to be paid or remitted, to the applicable TimkenSteel Entity, all money, rights and other consideration received by any Bearings Entity (net of any applicable expenses) in respect of such performance by such TimkenSteel Entity (unless any such consideration is a Bearings Asset). If and when any such release, Consent, substitution or amendment will be obtained or such Contract, Governmental Order or other rights, obligations or other Liabilities will otherwise become assignable or able to be novated, Timken will thereafter assign, or cause to be assigned, all the Bearings Entities’ rights, obligations and other Liabilities thereunder to the applicable TimkenSteel Entity without payment of any further consideration and the applicable TimkenSteel Entity will, without payment of any further consideration, assume such rights, obligations and other Liabilities.
2.5    Novation of Bearings Liabilities.
(a)    Each of TimkenSteel and Timken, at the written request of the other Party within 12 months after the Distribution, will use reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any Contracts, Governmental Orders and other obligations or Liabilities of any nature whatsoever that constitute Bearings Liabilities, or to obtain in writing the unconditional release of all TimkenSteel Entities thereunder, so that, in any such case, Timken and the other Bearings Entities will be solely responsible for such Bearings Liabilities; provided, however, that the Party receiving the request will not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.5 to the extent such action would result in an undue burden on such Party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.
(b)    If TimkenSteel or Timken is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable TimkenSteel Entity will continue to be bound by the applicable underlying Contract,

Exhibit 2.1

Governmental Order or other obligation or other Liability and, unless not permitted by Law or the terms thereof, Timken will, or will cause another Bearings Entity to, as agent or subcontractor for such TimkenSteel Entity, pay, perform and discharge fully all the obligations or other Liabilities of such TimkenSteel Entity thereunder. Timken will indemnify each TimkenSteel Indemnified Party and hold it harmless against, or will cause its applicable Subsidiary to indemnify the applicable TimkenSteel Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. TimkenSteel will pay and remit, or cause to be paid or remitted, to the applicable Bearings Entity, all money, rights and other consideration received by any TimkenSteel Entity (net of any applicable expenses) in respect of such performance by such Bearings Entity (unless any such consideration is a TimkenSteel Asset). If and when any such release, Consent, substitution, approval or amendment will be obtained or such Contract, Governmental Order or other rights, obligations or other Liabilities will otherwise become assignable or able to be novated, TimkenSteel will thereafter assign, or cause to be assigned, all the TimkenSteel Entities’ rights, obligations and other Liabilities thereunder to the applicable Bearings Entity without payment of any further consideration and the applicable Bearings Entity will, without payment of any further consideration, assume such rights, obligations and other Liabilities.
2.6    Capital Contribution. From the date of this Agreement until the Distribution, except as otherwise provided in this Section 2.6, Timken will be entitled to use, retain or otherwise dispose of all cash generated by the Steel Business and the TimkenSteel Assets in accordance with the ordinary course operation of Timken’s cash management systems. Immediately prior to the Distribution, Timken will contribute to TimkenSteel an amount of cash and cash equivalents so that, as of the Distribution, the TimkenSteel Group will have, in the aggregate, an amount of cash and cash equivalents equal to $50,000,000. All cash and cash equivalents held by any member of the TimkenSteel Group as of the Distribution will be a TimkenSteel Asset and all cash and cash equivalents held by any member of the Bearings Group as of the Distribution will be a Bearings Asset.
2.7    Timken Credit Facilities. Timken will use reasonable best efforts to take or cause to be taken all actions, and enter into (or cause the Bearings Entities to enter into) such agreements and arrangements, as will be necessary to cause, as of the Distribution Date, (a) the removal of the TimkenSteel Entities from all Timken Credit Facilities and (b) the TimkenSteel Entities to be fully and unconditionally released from all Liabilities in respect of the Timken Credit Facilities. All Liabilities in respect of the Timken Credit Facilities are Bearings Liabilities and Timken will indemnify the TimkenSteel Entities from any Liabilities suffered by such TimkenSteel Entities to the extent arising out of, resulting from or relating to the Timken Credit Facilities. Without limiting the foregoing, after the Distribution Date, (i) Timken will not, and will not permit any Bearings Entity to, renew, extend, modify, amend or supplement any Timken Credit Facility in any manner that would increase, extend or give rise to any Liability of a TimkenSteel Entity under such Timken Credit Facilities and (ii) with respect to any Timken Credit Facility for which any TimkenSteel Entity was not removed and fully and unconditionally released from all Liabilities in respect of such Timken Credit Facility prior

Exhibit 2.1

to the Distribution, Timken will continue to use reasonable best efforts to cause such removal and release.
2.8    Disclaimer of Representations and Warranties. Each of Timken (on behalf of itself and each other Bearings Entity) and TimkenSteel (on behalf of itself and each other TimkenSteel Entity) understands and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement, no Party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such Party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any Party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in this Agreement or in any Ancillary Agreement, (a) the Parties and the members of their respective Groups are transferring all such Assets on an “as is,” “where is” basis, (b) the Parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (c) the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (d) none of the Bearings Entities or the TimkenSteel Entities (including their respective Affiliates) or any other Person makes any representation or warranty about, and will not have any Liability for, the accuracy of or omissions from any information, documents or materials relating to any Assets, the Steel Business or the Bearings Business or otherwise made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.
ARTICLE III
THE DISTRIBUTION
3.1    Actions Prior to the Distribution.
(g)    Subject to the conditions specified in Section 3.2 and subject to Section 3.5, each of the Parties will use reasonable best efforts to consummate the Distribution. Such actions will include those specified in this Section 3.1.
(h)    Prior to the Distribution, each of the Parties will execute and deliver all Ancillary Agreements to which it is intended to be a party, and will cause the other Bearings Entities and TimkenSteel Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are intended to be parties.
(i)    Prior to the Distribution, TimkenSteel will mail the Information Statement to the Record Holders.

Exhibit 2.1

(j)    TimkenSteel will prepare, file with the SEC and use reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
(k)    Each of the Parties will take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.
(l)    TimkenSteel will prepare and file, and will use reasonable best efforts to have approved prior to the Distribution, an application for the listing on NYSE of the TimkenSteel Common Shares to be distributed in the Distribution, subject to official notice of listing.
(m)    Prior to the Distribution, the existing directors of TimkenSteel will duly elect the individuals listed as members of the TimkenSteel board of directors in the Information Statement, and such individuals will become the members of the TimkenSteel board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any Law or requirement of NYSE or any other national securities exchange, as applicable, one independent director will be appointed by the existing board of directors of TimkenSteel and begin his or her term prior to the Distribution in accordance with such Law or requirement.
(n)    Prior to the Distribution, each individual who will be an employee of any Bearings Entity after the Distribution and who is a director or officer of any TimkenSteel Entity (other than TimkenSteel) shall have resigned or been removed from each such directorship and office held by such person, effective no later than immediately prior to the Distribution.
(o)    Immediately prior to the Distribution, TimkenSteel’s Restated Articles of Incorporation and Restated Code of Regulations each in substantially the form filed as an exhibit to the Form 10, will be in effect.
(p)    The Parties will, subject to Section 3.5, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.
3.2    Conditions to Distribution. The obligations of the Parties to consummate the Distribution will be conditioned on the satisfaction, or waiver by the Timken Board, of the following conditions:
(d)    The Timken Board shall, in its sole and absolute discretion, have authorized and approved the Separation and the Distribution and not withdrawn such authorization and approval.

Exhibit 2.1

(e)    The Timken Board shall have declared the dividend of TimkenSteel Common Shares to the Record Holders.
(f)    The SEC shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.
(g)    The NYSE or another national securities exchange approved by the Timken Board shall have accepted the TimkenSteel Common Shares for listing, subject to official notice of issuance.
(h)    The Reorganization shall have been completed.
(i)    Timken shall have received an opinion from its Tax Advisor, in form and substance satisfactory to Timken in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Distribution will qualify as tax‑free to TimkenSteel, Timken and Timken Shareholders (except for cash received in lieu of fractional shares) for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code, and (ii) the Reorganization and related restructuring transactions undertaken in connection with the Separation will be tax‑free to TimkenSteel, Timken and other members of the Timken consolidated Tax reporting group.
(j)    The Timken Board shall have received an opinion from Stout Risius Ross, Inc., in form and substance reasonably satisfactory to the Timken Board, with respect to the capital adequacy and solvency of each of Timken and TimkenSteel immediately after the Distribution.
(k)    No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Timken shall have occurred or failed to occur that prevents the consummation of the Distribution.
(l)    No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Timken Board, would result in the Distribution having a material adverse effect on Timken or the Timken Shareholders.
(m)    The actions set forth in Sections 3.1(b), (c), (g), (h) and (i) shall have been completed.
The foregoing conditions may be waived only by the Timken Board, in its sole and absolute discretion, are for the sole benefit of Timken and will not give rise to or create any duty on the part of the Timken Board to waive or not waive such

Exhibit 2.1

conditions or in any way limit the right of termination of this Agreement set forth in Section 8.3 or alter the consequences of any such termination from those specified in Section 8.3. Any determination made by the Timken Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 will be conclusive.
3.3    The Distribution.
(c)    TimkenSteel will cooperate with Timken to accomplish the Distribution and will, at the direction of Timken, use reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the Parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.
(d)    Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, Timken will deliver to the Agent all of the issued and outstanding TimkenSteel Common Shares then owned by Timken and book‑entry authorizations for such shares and (ii) on the Distribution Date, Timken will instruct the Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book‑entry form, the number of whole TimkenSteel Common Shares to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional TimkenSteel Common Shares to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at 5:00 p.m. Eastern time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of whole TimkenSteel Common Shares that have been registered in book‑entry form in such Record Holder’s name.
(e)    With respect to the TimkenSteel Common Shares remaining with the Agent 180 days after the Distribution Date, the Agent will deliver any such TimkenSteel Common Shares as directed by TimkenSteel, with the consent of Timken (which consent will not be unreasonably withheld, delayed or conditioned).
3.4    Fractional Shares. Timken Shareholders holding a number of Timken Common Shares, on the Record Date, which would entitle such shareholders to receive less than one whole TimkenSteel Common Share in the Distribution will receive cash in lieu of fractional shares. Fractional TimkenSteel Common Shares will not be distributed in the Distribution nor credited to book‑entry accounts. The Agent and Timken will, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional TimkenSteel Common Shares that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then‑prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s

Exhibit 2.1

ratable share of the net proceeds of such sales, based upon the average gross selling price per TimkenSteel Common Share after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker‑dealer to which such shares will be sold; provided, however, that the designated broker‑dealer is not an Affiliate of TimkenSteel or Timken. Neither Timken nor TimkenSteel will pay any interest on the proceeds from the sale of such shares.
3.5    Sole Discretion of the Timken Board. The Timken Board will, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the Timken Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.
ARTICLE IV
FURTHER ASSURANCES; ADDITIONAL INFORMATION
4.1    Further Assurances.
(n)    In addition to the actions expressly provided for elsewhere in this Agreement, each of the Parties will, and will cause its Subsidiaries to, subject to Section 3.5, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(o)    Without limiting Section 4.1(a), prior to, on and after the Distribution Date, each Party will, and will cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries, and without any further consideration, but at the expense of the requesting Party, to (i) execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may be reasonably requested to execute and deliver to the other Party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, Contract or other instrument, (iii) seek, obtain, or cause to be obtained, any Consents required to effect the Separation or the Distribution and (iv) take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in each case, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the TimkenSteel Assets and the Bearings Assets, the assignment and assumption of

Exhibit 2.1

the TimkenSteel Liabilities and the Bearings Liabilities and the other transactions contemplated hereby and thereby.
(p)    Without limiting Section 4.1(a), each Party will, and will cause its Subsidiaries to, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Bearings Assets or TimkenSteel Assets, as applicable, if and to the extent it is practicable to do so.
4.2    Certain Shared Contracts. The Parties will, and will cause their respective Subsidiaries to, use reasonable best efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the TimkenSteel Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Steel Business (the “TimkenSteel Portion”), which rights will be a TimkenSteel Asset and which obligations will be a TimkenSteel Liability, and (b) a member of the Bearings Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Bearings Business (the “Bearings Portion”), which rights will be a Bearings Asset and which obligations will be a Bearings Liability. If the Parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the Parties will, and will cause their respective Subsidiaries to, cooperate in any lawful arrangement to provide that a member of the TimkenSteel Group will receive the interest in the benefits and obligations of the TimkenSteel Portion under such Shared Contract and a member of the Bearings Group will receive the interest in the benefits and obligations of the Bearings Portion under such Shared Contract; provided, however, that no Party will be required to expend any money or take any action in furtherance of this Section 4.2 that would require the expenditure of money (other than any payment obligations under the applicable Shared Contract).
4.3    Misdirected Customer Payments and Deductions; Other Receivables Matters.
(c)    On each Business Day during the 12‑month period following the Distribution: (i) TimkenSteel will notify Timken of (A) the amount of customer payments that relate to accounts receivable of any member of the Bearings Group (“Bearings Receivables”) received by any member of the TimkenSteel Group on the previous Business Day (such payments, “Misdirected Bearings Payments”) and (B) the amount of any customer deductions that relate to Bearings Receivables made on the previous Business Day against payments owed to any member of the TimkenSteel Group (such deductions, “Misdirected Bearings Deductions”), and (ii) Timken will notify TimkenSteel of (A) the amount of customer payments that relate to TimkenSteel Receivables received by any member of the Bearings Group on the previous Business Day (such

Exhibit 2.1

payments, “Misdirected TimkenSteel Payments”) and (B) the amount of any customer deductions that relate to TimkenSteel Receivables made on the previous Business Day against payments owed to any member of the Bearings Group (such deductions, “Misdirected TimkenSteel Deductions”). Each such notice will include the name of each applicable customer and the amount of each applicable payment and deduction.
(d)    On the last day of each calendar month during such 12‑month period: (i) if the amount of Misdirected TimkenSteel Payments during such month plus the amount of Misdirected Bearings Deductions during such month exceeds the amount of Misdirected Bearings Payments during such month plus the amount of Misdirected TimkenSteel Deductions during such month, then Timken will pay TimkenSteel the amount of such difference and (ii) if the amount of Misdirected Bearings Payments during such month plus the amount Misdirected TimkenSteel Deductions during such month exceeds the amount of Misdirected TimkenSteel Payments during such month plus the amount of Misdirected Bearings Deductions during such month, then TimkenSteel will pay Timken the amount of such difference.
(e)    In the event that after the 12‑month period following the Distribution, any member of the TimkenSteel Group receives a Misdirected Bearings Payment or any member of Bearings Group receives a Misdirected TimkenSteel Payment, the receiving Party will return such payment to the applicable payor.
(f)    During the 12‑month period following the Distribution (or such shorter time as the Parties may agree in writing), TimkenSteel will promptly upon receipt thereof forward to Timken any invoice received by any member of the Bearings Group and addressed to any member of the Bearings Group, and Timken will promptly upon receipt thereof forward to TimkenSteel any invoice received by any member of the Bearings Group and addressed to any member of the TimkenSteel Group (any invoice described in this sentence, a “Misdirected Invoice”). After such 12‑month period (or such shorter period as the Parties may agree in writing), each of Timken and TimkenSteel will return any Misdirected Invoices received by a member of their respective Groups to the applicable vendor for correction.
(g)    For a period of 120 days after the Distribution Date, Timken will, and will cause the other Bearings Entities to, use commercially reasonable efforts to collect any Unpaid Timken Retained Steel Receivables generally in accordance with the billing and collection practices presently applied by Timken in the collection of its accounts receivable. If, within 120 days after the Distribution Date, Timken (or any other Bearings Entity) receives any remittance from or on behalf of any account debtor with respect to any Unpaid Timken Retained Steel Receivable, Timken will (or will cause such other Bearings Entity to) cause such remittance to be paid to TimkenSteel or forwarded to TimkenSteel immediately upon receipt thereof.
4.4    Insurance Matters.
(a)    Until the Distribution, each member of either Group will (i) cause itself and its employees, officers and directors to continue to be covered as insured

Exhibit 2.1

Parties under existing policies of insurance and (ii) permit the members of the other Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution, to the extent permitted under such policies. Except as provided in any Ancillary Agreement, from and after the Distribution, (A) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (B) each member of either Group will have the right to remove any member of the other Group and its employees, officers and directors as insured Parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (C) neither Party will be entitled to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution. No member of either Group will be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.
(b)    After the Distribution, each member of each Group and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, will have the right to assert claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution under any applicable insurance policies of the members of either Group to the extent permitted under the insurance policies up to the full available limits of such policies, provided that if the limits of any such policies preclude payment in full of claims filed by a member of either Group, the insurance proceeds available under such policy will be paid to the respective Groups on a FIFO Basis. Where indemnification is not available under Article V, each member of each Group will be responsible for pursuing and administering its own insurance claims and any other member of either Group will provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, that member will be responsible for its own costs and fees in connection therewith.
(c)    If any Asset transferred pursuant to this Agreement suffers or has suffered any damage, destruction or other casualty loss that arises or has arisen prior to the Distribution and for which no insurance claim has yet been made as of the Distribution, the Party who transferred the Asset will make a claim on any available insurance and pay any such proceeds to the Party who received the Asset.
(d)    Nothing in this Agreement will prohibit any member of either Group from agreeing to modify or compromise insurance rights (including by means of commutation, novation, rescission, reformation, policy buyback or otherwise) with an insurer that has been placed in liquidation, rehabilitation, conservation, supervision or similar proceedings, provided that, where those insurance rights potentially also would have benefited any member of the other Group, whether by virtue of any indemnification obligations, by virtue of any insurance rights under the policy at issue, or otherwise,

Exhibit 2.1

then TimkenSteel and Timken must both agree in advance and in writing to any modification or compromise of those insurance rights.
ARTICLE V
RELEASE; INDEMNIFICATION; AND GUARANTEES
5.1    Release of Pre‑Distribution Claims.
(f)    Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any TimkenSteel Indemnified Party is entitled to indemnification pursuant to this Article V, effective as of the Distribution, TimkenSteel does hereby, for itself and each other TimkenSteel Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent TimkenSteel legally may, all Persons that at any time prior or subsequent to the Distribution have been shareholders, directors, officers, members, agents or employees of TimkenSteel or any other TimkenSteel Entity (in each case, in their respective capacities as such), remise, release and forever discharge each Bearings Entity, their respective Affiliates, Predecessors, successors and assigns, and all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of Timken or any other Bearings Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
(g)    Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Bearings Indemnified Party is entitled to indemnification pursuant to this Article V, effective as of the Distribution, Timken does hereby, for itself and each other Bearings Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent Timken legally may, all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of Timken or any other Bearings Entity (in each case, in their respective capacities as such), remise, release and forever discharge each TimkenSteel Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been shareholders, directors, officers, members, agents or employees of TimkenSteel or any other TimkenSteel Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether

Exhibit 2.1

or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
(h)    Nothing contained in Sections 5.1(a) or 5.1(b) will impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.3(b). In addition, nothing contained in Sections 5.1(a) or 5.1(b) will release any Person from:
(i)    any Liability provided in or resulting from any Contract among any Bearings Entities and any TimkenSteel Entities that is not to terminate as of the Distribution, as specified in Section 2.3(b), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.3(b);
(ii)    any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or
(iii)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (iii).
(i)    TimkenSteel will not make, and will not permit any other TimkenSteel Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any Bearings Entity, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Timken will not, and will not permit any other Bearings Entity to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any TimkenSteel Entity, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(j)    At any time, at the request of any other Party, each Party will cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 5.1.
5.2    Shared Liabilities.
(h)    With respect to any Shared Liability, the “Managing Party” will be the Party that is a defendant in, or otherwise directly defending, an Action with respect to a Shared Liability, except if both Parties are defendants in any such Action, the Parties will establish a joint defense in accordance with Section 6.8.

Exhibit 2.1

(i)    The Managing Party will be responsible for managing, and will have the authority to manage, the defense and resolution (including, subject to Section 5.7(b)(iv), settlement) of an Action with respect to a Shared Liability. The Managing Party will, when possible under the circumstances, (i) consult the Non‑Managing Party regarding the defense strategy with respect to any such Action, (ii) before agreeing to a settlement or other voluntary final disposition thereof, advise the Non‑Managing Party of the proposed terms of such disposition, and (iii) consider in good faith any alternative terms proposed by the Non‑Managing Party. Notwithstanding the foregoing, the Non‑Managing Party will not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Liability Action that the Non‑Managing Party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that such Party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such Party does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(j)    Any proportional amount owed in respect of any Shared Liability will be remitted within 30 days after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party owing such amount.
5.3    Indemnification by TimkenSteel. Subject to the provisions hereof, TimkenSteel will, and will cause any other TimkenSteel Entity (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless Timken, each member of the Bearings Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns (collectively, the “Bearings Indemnified Parties”) from and against any and all Damages incurred or suffered by the Bearings Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:
(e)    the TimkenSteel Liabilities; and
(f)    any breach by any TimkenSteel Entity of this Agreement, the Employee Matters Agreement or the Noncompetition Agreement.
5.4    Indemnification by Bearings. Subject to the provisions hereof, Timken will, and will cause any other Bearings Entity (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless TimkenSteel, each member of the TimkenSteel Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns (collectively, the “TimkenSteel Indemnified Parties”) from and against any and all Damages incurred or suffered by the TimkenSteel Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:

Exhibit 2.1

(a)    the Bearings Liabilities;
(b)    any breach by any Bearings Entity of this Agreement, the Employee Matters Agreement or the Noncompetition Agreement; and
(c)    notwithstanding Section 5.3(a), any Environmental Liabilities to the extent arising from the pre‑Distribution operations or conduct of the Bearings Business at the Former Gambrinus Bearings Plant or Former Canton Bearings Plant, including such Environmental Liabilities arising from any off‑site locations at which Hazardous Materials generated by the Bearings Business at the Former Gambrinus Bearings Plant or the Former Canton Bearings Plant have been transported prior to the Distribution Date for disposal or recycling, but excluding Environmental Liabilities arising from any migration of Releases of Hazardous Materials to the Former Gambrinus Bearings Plant or Former Canton Bearings Plant from any other TimkenSteel Asset.
5.5    Claim Procedure.
(a)    A Party that seeks indemnity under this Article V (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third‑Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay or deficiency.
(b)    Within 45 days after delivery of a Claim Notice that does not involve a Third‑Party Claim, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Article VII.
(c)    In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than 15 days after the receipt of the notice referenced in Section 5.5(b)(ii), the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Article VII. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such terms of resolution.

Exhibit 2.1

5.6    Environmental Claim Procedures and Limitations.
(a)    With respect to any claim pursuant to Section 5.4 for Remedial Action costs incurred in relation to any Release that occurred prior to Distribution on, under or migrating from the Former Gambrinus Bearings Plant, Former Canton Bearings Plant or Former Oil House, no TimkenSteel Indemnified Parties will be entitled to recover such Damages otherwise subject to indemnification under Section 5.4 unless such Remedial Action is required under applicable Environmental Laws to attain compliance with minimum remedial standards applicable under Environmental Laws for continued industrial use of the relevant property or facility, employing where applicable risk‑based remedial standards, deed restrictions and institutional and engineering controls, where such restrictions, standards or controls would not unreasonably restrict, limit, or interfere with operations at the relevant property or facility as used and configured in the condition existing as of the Distribution Date. The TimkenSteel Indemnified Parties will reasonably cooperate with Timken to avoid and minimize Damages that would otherwise be subject to indemnification under Section 5.4(c) or otherwise under Section 5.4 (with respect to any Former Oil House Shared Liability), and will execute and file such documents as may be necessary to implement the foregoing controls and restrictions in relation to any such Remedial Action as would otherwise be subject to indemnification under Section 5.4.
(b)    Furthermore, no TimkenSteel Indemnified Parties will be entitled to indemnification with respect to any Damages pursuant to Section 5.4(c), or pursuant to Section 5.4 with respect to any Former Oil House Shared Liability, to the extent:
(i)    arising from any Release identified or discovered through any post‑Distribution intrusive or subsurface investigations (including drilling, boring, testing or sampling) of soil or groundwater performed by or on behalf of any TimkenSteel Indemnified Parties (or by a Person that is not Timken or a Governmental Authority that any TimkenSteel Indemnified Parties expressly allow to conduct such investigations) at the Former Gambrinus Bearings Plant, Former Canton Bearings Plant or Former Oil House unless such investigation is (A) required to comply with Environmental Laws or is reasonably necessary to defend against a Third‑Party Claim, (B) required by a legally binding order from a Governmental Authority or (C) undertaken in connection with any construction, renovation, maintenance, repair, expansion or modification of any facility, but only if conditions observed during such construction, renovation, maintenance, repair, expansion or modification activities reasonably suggest the actual presence of a greater than a de minimis Release that would reasonably and customarily require sampling to protect construction and maintenance workers;
(ii)    arising from the solicitation (not otherwise required under applicable Environmental Law) by any TimkenSteel Indemnified Parties of any Governmental Authority to seek or require any Remedial Action; or
(iii)    of the incremental increase in Remedial Action Damages associated with a change of the current industrial use (as the relevant facilities are used

Exhibit 2.1

and configured as of Distribution) to a use or facility configuration that is subject to more stringent cleanup standards or requires more costly Remedial Action.
(c)    No Bearings Entity will have any obligation to indemnify any TimkenSteel Indemnified Parties under Section 5.4(c), or pursuant to Section 5.4 with respect to any Former Oil House Shared Liability, with respect to the portion of Damages to the extent arising from any Releases first occurring or contributed to after Distribution, and TimkenSteel will reimburse Timken for any such Damages incurred by any Bearings Entity within 30 days of written demand to do so.
(d)    The TimkenSteel Indemnified Parties will promptly notify Timken in writing upon becoming aware of the need to conduct any Remedial Action that would be subject to indemnification under Section 5.4(c), or under Section 5.4 for any Former Oil House Shared Liability, and Timken will have the right, in its sole discretion, to control and conduct any such Remedial Action and any related communications with any Governmental Authorities or third parties without prejudice to any rights of Timken to seek indemnification or reimbursement with respect to any portion of Damages for which TimkenSteel is otherwise liable under this Agreement; provided that Timken will take commercially reasonable steps to avoid unreasonably interfering with operations at the relevant facility or property; and provided further that Timken will utilize environmental contractors reasonably acceptable to TimkenSteel and provide TimkenSteel with a reasonable opportunity to review and comment on any proposed Remedial Action prior to implementation and final drafts of documents prepared for submission to any Governmental Authority or other Third Party prior to submittal (and will utilize good faith reasonable efforts to accommodate any reasonable comments provided by TimkenSteel). The TimkenSteel Indemnified Parties will provide all reasonable access during normal operating hours to all of the applicable property, facilities, books and records as Timken may reasonably request to the extent necessary to complete such Remedial Action consistent with applicable Environmental Laws, including use of any wastewater treatment systems and utilities located at such property (subject to reimbursement by Timken for the reasonable pro rata costs of Timken’s usage of such systems and utilities, and provided that such use does not unreasonably interfere with TimkenSteel’s operations). Timken will use commercially reasonable efforts to restore any structures or improvements affected by such access to such property to substantially the same condition as existed prior to performance of the Remedial Action.
(e)    If the Former Gambrinus Bearings Plant, Former Canton Bearings Plant or Former Oil House is sold at any time to any Third Party after the Distribution (“Third Party Former Bearings Plant Purchaser”), then no Bearings Entity will have any obligation to indemnify any TimkenSteel Indemnified Parties under Section 5.4(c), or under Section 5.4 with respect to any Former Oil House Shared Liability, to the extent any Damages arise from, or to the extent of any increase in Damages attributable to, the failure of any such Third Party Former Bearings Plant Purchaser to comply with the obligations of the TimkenSteel Indemnified Parties under this Section 5.6.

Exhibit 2.1

(f)    (1) Notwithstanding anything in this Section 5.6 to the contrary, the following specific categories of outside contractor, vendor and consultant costs arising from demolition of the building structures and building pads existing as of the Distribution Date at the Former Gambrinus Bearings Plant or Former Canton Bearings Plant will be allocated between Timken and TimkenSteel as follows: (A) Timken will be responsible for 100% of such costs for removal and disposal of Hazardous Materials (including asbestos) existing prior to Distribution and contained within building structures, which removal or disposal is required by any Environmental Law prior to demolition, (B) Timken will be responsible for 75% and TimkenSteel will be responsible for 25% of such costs for (1) any increase in building structure and building pad demolition debris disposal costs required due to the presence of Hazardous Materials (existing prior to Distribution) above the cost that would be incurred to dispose of such debris at a licensed construction and demolition debris landfill, and (2) purchase and installation of two feet thickness of soil or another engineered barrier to cover removed building pad footprints, or removal and disposal of contaminated soils existing prior to Distribution beneath removed building pad footprints, whichever separately or in some combination is least expensive, in order to meet direct contact industrial standards pursuant to applicable Environmental Laws for the removed building pad footprint area, and (3) reasonable sampling as determined by Timken to be reasonably necessary to assist in the evaluation of the least expensive alternative under Section 5.6(f)(i)(B) (1) and (2).
(i)    The TimkenSteel Indemnified Parties will take commercially reasonable efforts to minimize costs incurred pursuant to 5.6(f)(i), and Timken will be entitled to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) all such work plans to be performed on behalf of TimkenSteel to ensure that commercially reasonable lowest cost measures are implemented, provided that Timken will have the right, in its sole discretion, to control and conduct any work and activities described in Section 5.6(f)(i) and any related communications with any Governmental Authorities or third parties without prejudice to any rights of Timken to seek indemnification or reimbursement with respect to any portion of Damages for which TimkenSteel is liable under this Agreement; and provided further that Timken will utilize contractors and consultants reasonably acceptable to TimkenSteel and provide TimkenSteel with a reasonable opportunity to review and comment on any proposed work plans prior to implementation and final drafts of documents prepared for submission to any Governmental Authority or other Third Party prior to submittal (and will utilize good faith reasonable efforts to accommodate any reasonable comments provided by TimkenSteel). The TimkenSteel Indemnified Parties will provide all reasonable access during normal operating hours to all of the applicable property, facilities, books and records as Timken may reasonably request to the extent necessary to complete such work consistent with applicable Environmental Laws, including use of any wastewater treatment systems and utilities located at such property (subject to reimbursement by Timken for the reasonable pro rata costs of Timken’s usage of such systems and utilities, and provided that such use does not unreasonably interfere with TimkenSteel’s operations).

Exhibit 2.1

(ii)    Except as provided in Section 5.6(f)(i), no TimkenSteel Indemnified Parties will be entitled to indemnification with respect to any Damages pursuant to Section 5.4(c), or pursuant to Section 5.4 with respect to any Former Oil House Shared Liability, to the extent that such Damages are costs of any post-Distribution construction, demolition, renovation, maintenance, repair, expansion or modification at the Former Gambrinus Bearings Plant, Former Canton Bearings Plant or Former Oil House, including any removal or disposal of soils or debris to perform any such construction, demolition, renovation, maintenance, repair, expansion or modification, unless such removal or disposal of soils or debris would have been required by Environmental Law as the building structures and building pads were used for industrial purposes and configured in the condition existing as of the Distribution Date as set forth in 5.6(a).
(iii)    For the avoidance of doubt, no TimkenSteel Indemnified Parties will be entitled to indemnification under Section 5.4(c) with respect to (A) any exposure of any humans to Hazardous Materials to the extent arising out of any demolition of the Former Gambrinus Bearings Plant or Former Canton Bearings Plant (unless such exposure was caused by work and activities for which Timken actually assumed control under Section 5.6(f)(ii)), and (B) except as provided in Section 5.6(f)(i), any Remedial Action to the extent arising out of any demolition of the Former Gambrinus Bearings Plant or Former Canton Bearings Plant unless (1) caused by work and activities for which Timken actually assumed control under Section 5.6(f)(ii) or (2) such Remedial Action would have been required by Environmental Law as the building structures and building pads were used for industrial purposes and configured in the condition existing as of the Distribution Date as set forth in Section 5.6(a).
5.7    Third‑Party Claims.
(a)    In the event that the Indemnified Party receives written notice or otherwise learns of the assertion by a Person who is not a member of either Group (a “Third Party”) of any claim or the commencement of any Action (collectively, a “Third‑Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article V, the Indemnified Party will give written notice to the Indemnifying Party of the Third‑Party Claim. Such notification will be given within 15 Business Days after receipt by the Indemnified Party of notice of such Third‑Party Claim, will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third‑Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay or deficiency.
(b)    With respect to any Third‑Party Claim that is a Shared Liability:

Exhibit 2.1

(iv)    The Managing Party will assume the defense of all Third‑Party Claims that are (A) Shared Liabilities and (B) not subject to Section 6.8.
(v)    A Party’s costs and expenses of assuming the defense of (subject to Section 5.7(b)(i)), and/or seeking to settle or compromise (subject to Section 5.7(b)(iv)), any Third‑Party Claim that is a Shared Liability will be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the Parties with respect thereto.
(vi)    The Managing Party will consult with the Non‑Managing Party prior to taking any action with respect to any Third‑Party Claim that is a Shared Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non‑financial) on the Non‑Managing Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Non‑Managing Party (or its Subsidiaries or Affiliates), and the Managing Party will not take such action without the prior written consent of the Non‑Managing Party, which consent will not be unreasonably withheld, delayed or conditioned.
(vii)    The Managing Party will promptly give notice to the Non‑Managing Party regarding the substance of any settlement related discussions with respect to any Third‑Party Claim that is a Shared Liability if (A) the Non‑Managing Party is required to share in any significant aspect of the costs and expenses, proceeds or obligations resulting from such settlement or (B) the settlement can reasonably be expected to have a significant impact (financial or nonfinancial) on the Non‑Managing Party. In such instances, the Managing Party will not settle such Third‑Party Claim without the prior written consent of the Non‑Managing Party, which consent will not be unreasonably withheld, delayed or conditioned.
(viii)    The Non‑Managing Party will cooperate in a reasonable manner in the defense of any Third‑Party Claim that is a Shared Liability.
(c)    With respect to any Third‑Party Claim that is not a Shared Liability:
(i)    Within 30 calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third‑Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.
(ii)    The Party not controlling such defense (the “Non‑controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third‑Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered

Exhibit 2.1

“Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) will keep the Non‑controlling Party reasonably advised of the status of such Third‑Party Claim and the defense thereof and will consider in good faith recommendations made by the Non‑controlling Party with respect thereto. The Non‑controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third‑Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third‑Party Claim.
(iii)    The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third‑Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third‑Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.
(d)    If it has been Finally Determined that the Indemnified Party is entitled to indemnification, the Indemnifying Party will, upon request from the Indemnified Party, promptly pay to the Indemnified Party the amount of any expense, loss or other amount subject to indemnification resulting from the Third‑Party Claim for which the Indemnifying Party’s responsibility has been so Finally Determined. If the Indemnified Party does not seek a determination pursuant to the immediately preceding sentence, then the Indemnifying Party will pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 30 days after such Third‑Party Claim has been Finally Determined.
(e)    The Indemnified Party will use reasonable best efforts to take all necessary action to keep and maintain in force all insurance that applies to any claim for which indemnification is sought. The Indemnified Party will also use reasonable best efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under insurance policies in force will be paid to reduce the net exposure of the Indemnified Party.
5.8    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any Third Party (including Insurance Proceeds actually recovered) with respect to such Damages. An Indemnifying Party will be subrogated to the rights of the

Exhibit 2.1

Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto, in either case, solely by virtue of the indemnification provisions of this Agreement. If any Indemnified Party recovers an amount from a Third Party in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made partial payment of such indemnifiable Damages and the amount received from the Third Party exceeds the remaining unpaid principal balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the Third Party in respect thereof, less (ii) the full amount of such indemnifiable Damages.
(b)    In the case of any Shared Liability, any Insurance Proceeds actually received, realized or recovered by any Party in respect of the Shared Liability will be shared between the TimkenSteel Group and the Bearings Group in accordance with their respective Applicable Proportions, regardless of which Group may actually receive, realize or recover such Insurance Proceeds.
(c)    Notwithstanding anything to the contrary in this Article V, but subject to Section 5.8(a) above, in the event that a TimkenSteel Entity is an Indemnifying Party:
(i)    The initial presumption for purposes of calculating indemnity payments will be that there is no insurance coverage for any such Damages, and the Indemnifying Party will, upon request by any Bearings Indemnified Party, re‑affirm in writing to fully indemnify, defend and hold harmless the Indemnified Party from and against any and all such Damages. Once the Indemnifying Party has re‑affirmed this obligation to the Indemnified Party in writing, the Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages.
(ii)    If requested, the Indemnified Party will cooperate in good faith with the Indemnifying Party and use reasonable best efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent will not be unreasonably withheld, delayed or conditioned), all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly, or promptly reimburse the Indemnified Party for, all such costs and expenses, as directed by the Indemnified Party.
(iii)    The Indemnified Party will retain full and exclusive control of all such matters (including the settlement of coverage claims against insurers), and the Indemnified Party will have the right to select counsel with the concurrence of the Indemnifying Party, which concurrence will not be unreasonably withheld, delayed or conditioned.

Exhibit 2.1

(iv)    The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party.
(v)    At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party.
(vi)    It is not the intent of this Section 5.8(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 5.8(c) that the indemnity obligations of the Indemnifying Party should be viewed as “additional insurance” by any insurer.
(vii)    Notwithstanding anything to the contrary in this Section 5.8(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of the Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines to be necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve the Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly, or reimburse the Indemnified Party for, costs and expenses.
(viii)    For purposes of this Section 5.8(c), the following will not be considered insurance available to any TimkenSteel Group members as an Indemnifying Party: (A) any deductible payable by the Indemnified Party; (B) any retention payable by the Indemnified Party; (C) any co‑insurance payable by the Indemnified Party; and (D) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including an insurance‑fronting arrangement or fronted insurance policy.
(ix)    It is the intention of this Section 5.8(c) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third‑party commercial insurer.
5.9    Indemnification Obligations Net of Taxes. For all Tax purposes, Timken and TimkenSteel agree to treat any indemnification payment paid pursuant to this Article V as either a contribution made by Timken to TimkenSteel or a distribution made by TimkenSteel to Timken, as the case may be, occurring immediately prior to the Distribution Date. The amount of any Damages for which indemnification is provided

Exhibit 2.1

under this Agreement will be net of Taxes. Accordingly, any indemnification payment paid pursuant to this Article V will be decreased to take into account any reduction in taxable income of the Indemnified Party arising from the payment by the Indemnified Party of such indemnified liability and increased to take into account any inclusion of taxable income of the Indemnified Party arising from the receipt of such indemnity payment if there is any such increase, notwithstanding the first sentence of this Section 5.9 (collectively, “Tax Benefits”). For purposes of this Section 5.9, any Tax Benefit will be determined (i) using the highest applicable marginal U.S. federal corporate income tax rate in effect at the time of the determination (and excluding any state income tax effect of such inclusion or reduction) and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate, the Indemnified Party has sufficient taxable income to use any tax deduction, and has no other relevant Tax Attributes (as defined in the Tax Sharing Agreement) at the time of the determination.
5.10    Remedies Cumulative; Limitations of Liability. The remedies provided in this Article V are cumulative and will not preclude any Indemnified Party from asserting any other rights or from seeking any and all other remedies against any Indemnifying Party, except that the remedies provided in this Article V will be the exclusive remedy for claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), whether now or hereinafter in effect. Notwithstanding the foregoing, neither TimkenSteel or its Affiliates, on the one hand, nor Timken or its Affiliates, on the other hand, will be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the Separation, provided that any Liability with respect to a Third‑Party Claim will be considered direct damages.
5.11    Survival of Indemnities. The rights and obligations of each of TimkenSteel or Timken and their respective Indemnified Parties under this Article V will survive any Party’s sale or other transfer of any Assets or businesses or assignment of any Liabilities.
ARTICLE VI
EXCHANGE OF INFORMATION; LITIGATION MANAGEMENT; CONFIDENTIALITY
6.1    Agreement for Exchange of Information. Prior to or as promptly as practicable after the Distribution and from time to time as reasonably requested by either Party, the Party receiving the request will deliver to the requesting Party, at the expense of the requesting Party: (a) any corporate books and records of any member of the requesting Party’s Group in the possession of the Party receiving the request or any member of its Group and (b) originals or copies of any corporate books and records of the Group of the Party receiving the request that primarily relate to the requesting Party’s Business, its Assets or its Liabilities. From and after the Distribution, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, will be the property of the members of the requesting Party’s Group; provided, however, that all such Information contained in such books, records or copies

Exhibit 2.1

relating to the other Party’s Group will be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law. Each Party may retain copies of any original books and records delivered to the other Party pursuant to this Section 6.1; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the requesting Party) relating to the requesting Party’s Group will be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law.
6.2    Access to Information. In addition to the provisions set forth in Section 6.1 and except in the case of an adversarial Action or threatened adversarial Action by any member of one Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), from and after the Distribution and upon reasonable notice, a member of either Group may request, on behalf of itself or its representatives, at the expense of the requesting Party, reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution within the possession of any member of the other Group and to the personnel of any member of the other Group, in each case, to the extent such access relates to the requesting Party or its Business, its Assets or Liabilities, this Agreement or any Ancillary Agreement. In each case, the requesting Party will cooperate with the other Party to minimize the risk of unreasonable interference with the other Party’s business. The Party receiving the request will have the right to deny access to the Information if such Party determines in its good faith that the exchange of such Information is reasonably likely to violate any Law or Contract, or waive or jeopardize any attorney‑client privilege or attorney work product protection; provided, however, that the Parties will, and will cause their respective Subsidiaries to, take all reasonable measures to permit the sharing of such Information in a manner that avoids any such harm or consequence. In the event access is granted to any Information in this Agreement or in the Ancillary Agreements to which access is restricted by Law or otherwise, the Parties will, and will cause their respective Subsidiaries to, take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting Party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting Party had such a restriction not existed and the Distribution not occurred.
6.3    Litigation Management and Support; Production of Witnesses.
(d)    From and after the Distribution, TimkenSteel (or other applicable member of the TimkenSteel Group) will be responsible for managing, and will have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any TimkenSteel Litigation.

Exhibit 2.1

(e)    Notwithstanding any provisions of Section 6.2 to the contrary, after the Distribution, each member of the TimkenSteel Group and the Bearings Group will use reasonable best efforts to assist the other with respect to any Third‑Party Claim or potential Third‑Party Claim. In addition, any member of either Group will have the right to request in writing that a member of the other Group make available for consultation or witness purposes, its directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the other Party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. Upon such request, the affected members of the applicable Group will select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance. Upon such determination, the requested Party agrees to make the designated person or persons available to the requesting Party upon reasonable notice to the same extent such requested Party would have made such person available if the Distribution had not occurred. The requesting Party agrees to cooperate with the requested Party in giving consideration to such persons’ business demands.
6.4    Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, the Party requesting Information, consulting or witness services under this Article VI will reimburse the recipient for the reasonable and documented costs and expenses, if any, incurred in providing such Information, consulting or witness services to the requesting Party.
6.5    Retention of Records. Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each member of the TimkenSteel Group and the Bearings Group will use reasonable best efforts to retain, for the retention periods set forth in its record retention policy as in effect on the Distribution Date or as amended after the Distribution Date in accordance with the following sentence (but in no event for a period longer than 10 years after the Distribution Date), except for such longer period as required by Law, this Agreement or the Ancillary Agreements, all Information in such Party’s possession substantially relating to the other Party or its Business, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”). Each member of the TimkenSteel Group or the Bearings Group may amend its record retention policy after the Distribution Date so long as (a) the amended policy complies with applicable Law, (b) the amended policy treats the Retained Information in the same manner as such member’s other Information and (c) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Distribution on which such member would have been able to destroy such Retained Information under the policy in effect as of the Distribution. If any member of either Group amends its record retention policy in compliance with the preceding sentence in a manner that reduces the retention period for any Retained Information, it will provide TimkenSteel, in the case of any such amendment by a member of the Bearings Group, or Timken, in the case of any such amendment by any member of the TimkenSteel Group, written notice

Exhibit 2.1

detailing the changes to the record retention policy, and the Party receiving such notice and the members of its Group will have the opportunity to obtain any Retained Information that would be eligible for destruction under the revised policy at least 90 days prior to the destruction of such Retained Information.
6.6    Privileged Information. In furtherance of the rights and obligations of the Parties set forth in this Article VI:
(f)    Each of TimkenSteel (on behalf of itself and the other TimkenSteel Entities) and Timken (on behalf of itself and the other Bearings Entities) acknowledges that:
(i)     each member of the TimkenSteel Group and the Bearings Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney‑client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”);
(ii)    actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the TimkenSteel Group or the Bearings Group (“Litigation Matters”);
(iii)    members of the TimkenSteel Group and the Bearings Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and
(iv)    each of TimkenSteel and Timken (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith will not operate as a waiver of any applicable privilege or protection afforded Privileged Information.
(g)    Each of TimkenSteel and Timken agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose knowingly or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other.
(h)    Upon any member of the TimkenSteel Group or the Bearings Group receiving any subpoena or other compulsory disclosure notice from a Governmental Authority that requests disclosure of Privileged Information belonging to a member of the other Group, the recipient of the notice will promptly provide to Timken, in the case of receipt by a member of the TimkenSteel Group, or to TimkenSteel, in the case of receipt by a member of the Bearings Group, a copy of such notice, the intended response and all materials or information relating to the other Group that might be

Exhibit 2.1

disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Article VII, the members of the TimkenSteel Group and the Bearings Entities will cooperate to assert all defenses to disclosure claimed, at the cost and expense of the members of the Group claiming such defenses to disclosure, and will not disclose any disputed documents or information until all legal defenses and claims of privilege have been Finally Determined.
6.7    Confidentiality.
(d)    From and after the Distribution, each of the Parties will hold, and will cause the other members of its Group to hold, in strict confidence, with at least the same degree of care that it applies to its own business sensitive and proprietary information, all business sensitive or proprietary Information concerning or belonging to the members of the other Group (such Information, “Confidential Information”) obtained by it prior to the Distribution or furnished to it by any member of the other Group pursuant to this Agreement or any Ancillary Agreement. Neither Party will (and each Party will cause the other members of its Group not to) disclose any Confidential Information to any other Person, except (i) to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a Governmental Authority or, in the opinion of Timken’s or TimkenSteel’s counsel (as the case may be), by other requirements of Law, but only after compliance with Section 6.7(b), (ii) to the extent such Party can show that such Confidential Information was (A) in the public domain through no fault of such Party or any member of such Group or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or (C) independently generated without reference to any proprietary or confidential Information of the disclosing Party or the other members of its Group or (iii) to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information in advance of its disclosure to such persons). Neither Party will (and each Party will cause the other members of its Group not to) use any Confidential Information for any purpose other than for which it was disclosed by any member of the other Group.
(e)    Upon any member of the TimkenSteel Group or the Bearings Group receiving any subpoena or other compulsory disclosure notice from a Governmental Authority that requests disclosure of Confidential Information that is subject to the confidentiality provisions of this Section 6.7, the recipient of the notice will promptly provide to Timken, in the case of receipt by a member of the TimkenSteel Group, or to TimkenSteel, in the case of receipt by a member of the Bearings Group, a copy of such notice and an opportunity to seek reasonable protective arrangements. In the event that such appropriate protective arrangements are not obtained, the Person that is required to disclose such Confidential Information will furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and will

Exhibit 2.1

use reasonable best efforts to ensure that confidential treatment is accorded such Confidential Information.
6.8    Joint Defense. In the event that both a member of the Bearings Group and a member of the TimkenSteel Group are defendants in the same Action, upon reasonable request of a member of either Group, the appropriate member or members of each such Group will enter into a written joint defense agreement in a form reasonably acceptable to such Parties.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Dispute Process.
(g)    The Parties will use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute or disagreement between the Parties arising out of or relating to this Agreement or any Ancillary Agreements (other than a Third‑Party Claim) (a “Dispute”) exclusively as follows: (i) first, by engaging in an informal dispute resolution process with the possibility of mediation as provided in Section 7.2; and (ii) then, if negotiation and mediation fail, by referring the Dispute to binding arbitration as provided in Section 7.3. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII will be the exclusive means for resolution of any Dispute. The initiation of informal dispute resolution or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.
(h)    Within three business days of receipt of a Dispute Notice by either Party pursuant to Section 7.2(a), TimkenSteel and Timken will form a steering committee (the “Governance Committee”), which will be comprised of four members, two of whom will be appointed by TimkenSteel and two of whom will be appointed by Timken, to oversee the dispute resolution process provided in this Article VII (the “Governance Committee”). The Parties will use commercially reasonable efforts to cause their respective members of the Governance Committee to make a good faith effort to promptly resolve all Disputes referred to the Governance Committee pursuant to Section 7.2.
7.2    Informal Dispute Resolution.
(f)    The Dispute resolution process will begin with a written notice from one Party to the other (a “Dispute Notice”), (i) reasonably describing the nature of the Dispute and the outcome desired by the notifying Party and (ii) requesting the formation of the Governance Committee and referral of the Dispute to the Governance Committee for good faith negotiations and resolution.
(g)    Following referral of the matter to the Governance Committee, the Parties will cause the Governance Committee to meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all Information

Exhibit 2.1

with respect to the Dispute which the Parties believe to be appropriate and germane in connection with the resolution of the Dispute.
(h)    During the course of the negotiation, subject to the Parties’ respective confidentiality obligations and subject to the provisions of Article VI, all reasonable requests made by either Party to the other for Information will be honored in order that the members of the Governance Committee may be fully advised in the matter. The specific format for the Governance Committee’s discussions and negotiations will be left to the discretion of the Governance Committee but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.
(i)    If the Governance Committee does not agree to a resolution of a Dispute within 30 days following the receipt of the Dispute Notice given under Section 7.2(a), or if a resolution agreed to by the Governance Committee fails to resolve the Dispute, a Party may by formal notice pursuant to Section 8.6 refer the Dispute for resolution by the Chief Executive Officer (“CEO”) of each Party, each of whom will have the authority to resolve the Dispute on behalf of their respective Party. The Parties’ CEOs will promptly meet in person or by phone to attempt to resolve the Dispute in good faith.
(j)    If the Dispute has not been resolved by the Parties’ CEOs within 30 days following delivery of the formal notice given under Section 7.2(d), either Party may submit the Dispute for resolution by mediation. The mediation will be conducted in Canton, Ohio by a single mediator from JAMS. The Parties will mutually select the mediator from the JAMS neutral panelists list. If the Parties do not agree on the selection of the mediator within 30 days following receipt by the Parties of the list of panelists, the mediator will be selected from the list of neutral panelists pursuant to the rules for selection of arbitrators in the JAMS Comprehensive Arbitration Rules and Procedures. The mediator will have 30 days from the date the Dispute is submitted to him or her (or such longer period as the Parties may mutually agree in writing) (the “Mediation Period”) to attempt to resolve the dispute, and the Parties will cooperate fully in the mediation process. The Parties will share equally the costs, fees and expenses of the mediator and any payments to JAMS for such mediation. If the Dispute has not been resolved through mediation within the Mediation Period, each Party may refer the dispute to arbitration in accordance with Section 7.3.
(k)    Except as otherwise independently discoverable, nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences or discussions to settle a Dispute pursuant to this Section 7.2 will be offered or received as evidence or used for impeachment or for any other purpose in any proceedings (including the arbitration proceedings contemplated in Section 7.3), but will be considered to have been disclosed for settlement purposes only.
7.3    Arbitration.

Exhibit 2.1

(d)    If the mediation contemplated by Section 7.2(e) does not resolve the Dispute, and a Party wishes to pursue its rights relating to such Dispute, then, except as provided in and subject to Section 7.4, such Dispute will be submitted to final and binding arbitration as provided in this Section 7.3. Any Dispute concerning the propriety of the commencement of the arbitration will be finally settled by such arbitration.
(e)    The arbitration will be held in Canton, Ohio in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration will be conducted by a single arbitrator selected by mutual agreement of the Parties. If the Parties do not agree on the selection of the arbitrator within 30 days following receipt by the Parties of the list of panelists, the arbitrator will be selected from the JAMS list of neutral panelists (exclusive of the mediator), pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.
(f)    The decision of the arbitrator with respect to the Dispute will be final and non‑appealable (other than for fraud) and may be enforced in any court of competent jurisdiction.
(g)    The use of any mediation or other “alternative dispute resolution” procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any party to the Dispute.
(h)    Discovery will be allowed only pursuant to Rule 17 of the JAMS Comprehensive Arbitration Rules and Procedures.
(i)    The Parties will share equally the costs and expenses of the arbitrator, but each Party will bear its own costs and expenses associated with participating in the arbitration, including its attorneys’ and experts’ fees, unless the arbitrator decides that one Party should be responsible for all costs and expenses, including the reasonable attorneys’ fees and experts’ fees of the other Party.
7.4    Interim Relief. Notwithstanding any other provision of Article VII, at any time during the resolution of a Dispute between the Parties, either Party may request a court of competent jurisdiction to grant provisional interim relief, including pre‑arbitration attachments or injunctions, solely (a) for the purpose of preventing or minimizing irreparable harm for which money damages would not provide adequate relief, or (b) in matters involving the disclosure of such Party’s Confidential Information. A delay in seeking injunctive relief attributable to following the procedures of this Article VII or otherwise seeking to amicably resolve the Dispute with the other Party will not serve as a basis to deny injunctive relief.
7.5    Remedies; Failure of a Party to Comply with Dispute Resolution Process. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages. If either Party does not act in accordance with this Article VII, then

Exhibit 2.1

the other Party may seek all remedies available at law or in equity to enforce this Article VII.
7.6    Expenses. Except as otherwise provided in this Article VII, each Party will bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute.
7.7    Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties will, and will cause the members of their respective Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of the dispute resolution pursuant to this Article VII.
ARTICLE VIII
MISCELLANEOUS
8.1    Coordination with Ancillary Agreements; Conflicts. Except as otherwise expressly provided in this Agreement, (a) in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement will control over the inconsistent provisions of this Agreement as to matters expressly addressed in the Ancillary Agreement, and (b) in the event of any conflict or inconsistency between the provisions of this Agreement and the Ancillary Agreements, on the one hand, and the Contribution Agreement, on the other hand, the terms of this Agreement or such Ancillary Agreement (as the case may be) will control. For the avoidance of doubt, the Tax Sharing Agreement will govern all matters (including any indemnities and payments among the Parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise expressly addressed in the Tax Sharing Agreement.
8.2    Expenses. Except as otherwise provided in this Agreement, any Ancillary Agreement or any other agreement contemplated hereby, or except as otherwise agreed to in writing by the Parties:
(j)    Timken will pay all fees, costs and expenses paid or incurred by Timken and TimkenSteel prior to the Distribution Date in connection with the preparation, execution, delivery and performance of this Agreement, any Ancillary Agreement, any other agreement contemplated hereby or thereby, the Disclosure Documents and the consummation of the Reorganization and the Distribution and the other transactions contemplated hereby and thereby; and
(k)    Timken and TimkenSteel will each bear its own costs and expenses incurred after the Distribution Date.
8.3    Termination. This Agreement and any Ancillary Agreement may be terminated by the Timken Board, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any termination of this Agreement prior to the

Exhibit 2.1

Distribution, no Party (or any member of its Group or any of its or their respective directors or officers) will have any Liability or further obligation to any other Party (or any member of its Group) with respect to this Agreement or such Ancillary Agreement.
8.4    Amendment and Modification. Neither this Agreement nor any Ancillary Agreements may be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto, signed on behalf of each Party hereto or thereto, as applicable.
8.5    Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties (and the other members of their respective Groups) under this Agreement or any Ancillary Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder or thereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
8.6    Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next‑day service by a recognized next‑day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Timken or any other Bearings Entity:
The Timken Company
4500 Mount Pleasant Street NW
North Canton, Ohio 44720‑5450
Attention:    Senior Vice President and General Counsel
Facsimile:    (234) 262‑4249

if to TimkenSteel or any other TimkenSteel Entity:
TimkenSteel Corporation
1835 Dueber Avenue, S.W.
Canton, Ohio 44706‑2798
Attention:    Executive Vice President and General Counsel
Facsimile:    (330) 471‑4041

Exhibit 2.1

8.7    Entire Agreement. This Agreement and the Ancillary Agreements and the Annexes, Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. None of this Agreement or any of the Ancillary Agreements will be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby and thereby other than those expressly set forth in this Agreement or any of the Ancillary Agreements or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement or any Ancillary Agreement will be under any legal obligation to enter into or complete the transactions contemplated hereby or thereby unless and until this Agreement or such Ancillary Agreement, as applicable, will have been executed and delivered by each of the Parties.
8.8    No Third‑Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnified Party, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or will confer upon any Person other than the Parties and their respective Subsidiaries and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature under, or by reason of, this Agreement or the Ancillary Agreements.
8.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Ohio, without regard to the conflicts of law rules thereof.
8.10    Assignment. Except as expressly provided in any Ancillary Agreement, neither this Agreement, any of the Ancillary Agreements nor any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party to the agreement being so assigned or delegated, and any such assignment or delegation without such prior written consent will be null and void. If any Party to this Agreement or any Ancillary Agreement (or any of its successors or permitted assigns) (a) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) will transfer all or substantially all of its properties and/or Assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable

Exhibit 2.1

Ancillary Agreements, in which case the consent described in the previous sentence will not be required.
8.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or any Ancillary Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or such Ancillary Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement or any of the Ancillary Agreements.
8.12    Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one Party (or any member of such Party’s Group) will be paid within 30 days after presentation of an invoice or a written demand by the Party entitled to receive such payments. Such demand will include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment will accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.
8.13    Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” will mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified, (f) the word “or” will not be exclusive; (g) the word “will” will be construed to have the same meaning and effect as the word “shall”; (h) references to “written” or “in writing” include in electronic form; (i) provisions will apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement; (k) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Exhibit 2.1

8.14    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.
[Signatures on Following Page]

Exhibit 2.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE TIMKEN COMPANY
By: /s/ Philip D. Fracassa____________
Name: Philip D. Fracassa
Title: Chief Financial Officer

TIMKENSTEEL CORPORATION

By: /s/ Christopher J. Holding_________
Name: Christopher J. Holding
Title: Executive Vice President and
Chief Financial Officer

[Signature page to Separation and Distribution Agreement]